UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                           Aegerion Pharmaceuticals, Inc.
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                                (Name of Issuer)

                          Common Stock, $0.001 par value
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                         (Title of Class of Securities)

                                   00767E102
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                                 (CUSIP Number)

                                December 31,2014
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      | |   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 00767E102                 13G/A                     Page 2 of 13 Pages
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     1   NAME OF REPORTING PERSONS: Scopia Capital Management LP

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 30-0711986
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     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
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     3   SEC USE ONLY

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     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
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                       5    SOLE VOTING POWER             -0-
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           5,349,840
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        -0-
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      5,349,840
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           5,349,840
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            18.81%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       C0, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 00767E102                 13G/A                     Page 3 of 13 Pages
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     1   NAME OF REPORTING PERSONS: Scopia PX International Master Fund LP

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 99-0363414
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     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

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     4   CITIZENSHIP OR PLACE OF ORGANIZATION             Bermuda
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                       5    SOLE VOTING POWER             2,023,971
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           -0-
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        2,023,971
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      -0-
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           2,023,971
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            7.12%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       PN, FI
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 00767E102                 13G/A                     Page 4 of 13 Pages
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     1   NAME OF REPORTING PERSONS: Scopia PX LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 05-0548220
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     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             1,501,587
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           -0-
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        1,501,587
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      -0-
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           1,501,587
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            5.28%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 00767E102                  13G/A                    Page 5 of 13 Pages
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     1   NAME OF REPORTING PERSONS: Matthew Sirovich

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             0
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           5,349,840
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        0
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      5,349,840
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           5,349,840
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            18.81%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 00767E102                 13G/A                     Page 6 of 13 Pages
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     1   NAME OF REPORTING PERSONS: Jeremy Mindich

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             0
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           5,349,840
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        0
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      5,349,840
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           5,349,840
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            18.81%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 00767E102                 13G/A                     Page 7 of 13 Pages
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Item 1(a).  Name of Issuer:

            Aegerion Pharmaceuticals, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  One Main Street, Suite 800
                  Cambridge, MA 02142
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Scopia Capital Management LP
            Scopia PX International Master Fund LP
            Scopia PX LLC
            Matthew Sirovich
            Jeremy Mindich
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal Business Office of Scopia Capital Management LP, Scopia PX International Master Fund LP,
            Scopia PX LLC
            Matthew Sirovich and Jeremy Mindich is:

            152 West 57th Street, 33rd Fl
            New York, NY  10019
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            The citizenship of Matthew Sirovich and Jeremy Mindich is:

            United States

            Scopia Capital Management LP is a Delaware limited partnership Scopia PX International Master Fund LP is a Bermuda exempted, mutual fund, company.
            Scopia PX LLC is a Delaware limited liability company.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.001 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            00767E102
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

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CUSIP No. 00767E102                  13G/A                    Page 8 of 13 Pages
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      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [_] An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E)(1);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)(2);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.*

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      Scopia Capital Management LP

      (a)   Amount beneficially owned:

            5,349,840
            --------------------------------------------------------------------

      (b)   Percent of class:

            18.81%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  5,349,840

----------
(1)   Scopia Capital Management LP is filing as an investment adviser.

(2) Matthew Sirovich and Jeremy Mindich are filing as control persons of Scopia Capital Management LP

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CUSIP No. 00767E102                 13G/A                     Page 9 of 13 Pages
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            (iii) Sole power to dispose or direct the disposition of

                  0

            (iv)  Shared power to dispose or direct the disposition of

                  5,349,840

      Matthew Sirovich

      (a)   Amount beneficially owned:

            5,349,840
            --------------------------------------------------------------------

      (b)   Percent of class:

            18.81%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  5,349,840

            (iii) Sole power to dispose or to direct the disposition of

                  0

            (iv)  Shared power to dispose or to direct the disposition of

                  5,349,840

      Jeremy Mindich

      (a)   Amount beneficially owned:

            5,349,840
            --------------------------------------------------------------------

      (b)   Percent of class:

            18.81%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  5,349,840

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CUSIP No. 00767E102                 13G/A                    Page 10 of 13 Pages
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            (iii) Sole power to dispose or direct the disposition of

                  0

            (iv)  Shared power to dispose or direct the disposition of

                  5,349,840

      Scopia PX International Master Fund LP

      (a)   Amount beneficially owned:

            2,023,971
            --------------------------------------------------------------------

      (b)   Percent of class:

            7.12%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  2,023,971

            (ii)  Shared power to vote or to direct the vote

                  0

            (iii) Sole power to dispose or direct the disposition of

                  2,023,971

            (iv)  Shared power to dispose or direct the disposition of

--------------------------------------------------------------------------------
CUSIP No. 00767E102                 13G/A                    Page 11 of 13 Pages
--------------------------------------------------------------------------------

      Scopia PX LLC

      (a)   Amount beneficially owned:

            1,501,587
            --------------------------------------------------------------------

      (b)   Percent of class:

            5.28%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  1,501,587

            (ii)  Shared power to vote or to direct the vote

                  0

            (iii) Sole power to dispose or direct the disposition of

                  1,501,587

            (iv)  Shared power to dispose or direct the disposition of

--------------------------------------------------------------------------------
CUSIP No. 00767E102                 13G/A                    Page 12 of 13 Pages
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Item 5.     Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

            --------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and
      Item 3 classification of each member of the group. If a group has filed

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CUSIP No. 00767E102                 13G/A                    Page 13 of 13 Pages
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      this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            N/A
            --------------------------------------------------------------------

Item 10.    Certifications.

        By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 17, 2015
                                          --------------------------------------
                                                        (Date)

                                          SCOPIA CAPITAL MANAGEMENT LP
                                          By: /s/ Aaron Morse
                                          --------------------------------------
                                          Name:  Aaron Morse
                                          Title: COO

                                          By: /s/ Matthew Sirovich
                                          -------------------------------------
                                          Name: Matthew Sirovich

                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name: Jeremy Mindich

                                          Scopia PX International Master Fund LP
                                          By: /s/ Aaron Morse
                                          --------------------------------------
                                          Name:  Aaron Morse
                                          Title: COO

                                          Scopia PX LLC
                                          By: /s/ Aaron Morse
                                          --------------------------------------
                                          Name:  Aaron Morse
                                          Title: COO

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).